As filed with the Securities and Exchange Commission on November 1, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EP ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3472728 (I.R.S. Employer Identification No.)

1001 Louisiana Street

Houston, Texas 77002

(Address of principal executive offices, including zip code)

EP Energy Corporation

Employment Inducement Plan

(Full title of the plan)

Jace D. Locke
EP Energy Corporation

1001 Louisiana Street

Houston, Texas 77002

(713) 997-1200

(Name, address and telephone number of agent for service)

Copies to:

James J. Fox

Stephen M. Jacobson
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	12,000,000 shares	$2.40	$28,800,000	$3,585.60

(1)         This Registration Statement (as defined below) registers 12,000,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of EP Energy Corporation (the “Registrant”) for issuance pursuant to the EP Energy Corporation Employment Inducement Plan, as amended from time to time (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(2)         The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on October 26, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)                                 The Registrant’s Annual Report on Form 10-K (File No. 001-36253), filed with the Commission on March 3, 2017 for the year ending December 31, 2016;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-36253), filed with the Commission on May 4, 2017 and August 3, 2017 for the quarters ending March 31, 2017 and June 30, 2017, respectively;

(c)                                  The Registrant’s Current Reports on Form 8-K (File No. 001-36253), filed with the Commission on January 26, 2017, February 7, 2017, February 9, 2017, February 15, 2017, February 21, 2017, March 15, 2017, April 25, 2017, May 9, 2017, July 12, 2017, and November 1, 2017; and

(d)                                 The description of the Common Stock included in the Registrant’s Form 8-A (File No. 001-36253) filed with the Commission on January 6, 2014 (incorporating by reference the description of the Common Stock in the prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-190979) on January 21, 2014), including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director, officer or board observer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Pursuant to Section 102(b)(7) of the DGCL, the Registrant’s Second Amended and Restated Certificate of Incorporation eliminates the personal liability of a director to the Registrant or the Registrant’s stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•                  for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the DGCL (or any successor provision thereto); and

•                  for any transaction from which the director derived any improper personal benefit.

The above discussion of Section 145 of the DGCL and of the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

As permitted by Section 145 of the DGCL, the Registrant carries primary and excess insurance policies insuring the Registrant’s directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant granted indemnification to the Registrant’s directors and officers.

The Registrant has entered into separate indemnification agreements with each of the Registrant’s officers and directors which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify the Registrant’s directors against liabilities that may arise by reason of their status or service as directors and to advance any expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of such indemnification agreements is filed as Exhibit 10.41 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-190979), filed with the Commission on January 6, 2014.

Item 8.   Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of EP Energy Corporation (Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the SEC on January 23, 2014).

4.2	Amended and Restated Bylaws of EP Energy Corporation (Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed with the SEC on January 23, 2014).

4.3*	EP Energy Corporation Employment Inducement Plan.

4.4*	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement under the EP Energy Corporation Employment Inducement Plan.

4.5*	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the EP Energy Corporation Employment Inducement Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ryder Scott Company, L.P.

23.3*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 1, 2017.

EP Energy Corporation

By:	/s/ Kyle A. McCuen
Name:	Kyle A. McCuen
Title:	Vice President, Interim Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Kyle A. McCuen and Jace D. Locke, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2017.

Signature	Title

/s/ Brent J. Smolik	President, Chief Executive Officer and Chairman
Brent J. Smolik	(Principal Executive Officer)

/s/ Kyle A. McCuen	Vice President, Interim Chief Financial Officer and Treasurer
Kyle A. McCuen	(Principal Financial Officer)

/s/ Francis C. Olmsted III	Vice President and Chief Accounting Officer
Francis C. Olmsted III	(Principal Accounting Officer)

/s/ Gregory A. Beard	Director
Gregory A. Beard

/s/ Scott R. Browning	Director
Scott R. Browning

/s/ Alan R. Crain, Jr.	Director
Alan R. Crain, Jr.

/s/ Wilson B. Handler	Director
Wilson B. Handler

/s/ John J. Hannan	Director
John J. Hannan

/s/ Thomas R. Hix	Director
Thomas R. Hix

/s/ Keith O. Rattie	Director
Keith O. Rattie

/s/ Giljoon Sinn	Director
Giljoon Sinn

/s/ Robert M. Tichio	Director
Robert M. Tichio

/s/ Donald A. Wagner	Director
Donald A. Wagner

/s/ Rakesh Wilson	Director
Rakesh Wilson